EXHIBIT 1

                           FIRST AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                               NOCO HOLDINGS, L.P.
                         A DELAWARE LIMITED PARTNERSHIP


        This First Amended and Restated Agreement of Limited Partnership (hereinafter referred to as the "AGREEMENT") of NOCO HOLDINGS, L.P. (the "PARTNERSHIP"), is entered into effective September 17, 1994 by and among NOCO Management, Ltd., a Texas limited liability company (the "GENERAL PARTNER"), the persons listed on Exhibit "A" (the "CURRENT LIMITED PARTNERS"), and the persons listed on Exhibit "B" (the "PREFERRED LIMITED PARTNERS").

                                   WITNESSETH:

        WHEREAS, the Partnership was formed on April 14, 1992, pursuant to the Original Agreement (as hereinafter defined);

        WHEREAS, the Partnership owns all of the stock of Norwegian Consortium Inc., a Delaware, U.S.A., corporation ("NOCO CONSORTIUM"), and NOCO Properties, Inc., a Delaware, U.S.A., corporation ("NOCO PROPERTIES");

        WHEREAS, the Partnership is the sole limited partner and NOCO Properties is the sole general partner of NOCO Enterprises, L.P., a Delaware, U.S.A., limited partnership ("NOCO ENTERPRISES");

        WHEREAS, NOCO Enterprises has previously entered into a joint venture with Callon Petroleum Company, a Delaware, U.S.A., corporation ("CALLON"), named "CN Resources" ("CN RESOURCES");

        WHEREAS, on September 16, 1994, NOCO Enterprises, Callon, and certain other parties consummated a transaction (the "CONSOLIDATION") pursuant to which
(i) NOCO Enterprises contributed its joint venture interest in CN Resources to the capital of a newly formed Delaware corporation ("NEW CALLON") in exchange for shares of the Common Stock of New Callon, (ii) Callon Consolidated Partners, L.P., a Delaware limited partnership which is an affiliate of Callon ("CCP"), was merged into New Callon, with certain of the partners of CCP receiving shares of the stock of New Callon, and (iii) the shareholders of Callon contributed all of the stock owned by them in Callon in exchange for shares of the stock of New Callon;

        WHEREAS, NOCO Enterprises owes the Preferred Limited Partners the indebtedness listed on Exhibit "C" (the "DEBT"); and

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        WHEREAS, it has been proposed that (i) the Partnership assume from NOCO
Enterprises the Debt, (ii) a portion of the Debt be converted into preferred limited partnership interests in the Partnership, and (iii) the Original Agreement be amended and restated pursuant to this Agreement.

        NOW, THEREFORE, for and in consideration and the mutual premises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                 THE PARTNERSHIP

        SECTION 1.A.1 CONFIRMATION OF FORMATION. As of the Effective Date, the General Partner, the Current Limited Partners, and the Preferred Limited Partners join and confirm the formation of a limited partnership (the "PARTNERSHIP") pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the "PARTNERSHIP ACT"). The rights and liabilities of the Partners shall be as provided in the Partnership Act, except as herein otherwise expressly provided. For purposes of the Partnership Act and subject to the remainder of this Agreement, the General Partner shall be the general partner of the Partnership and the Limited Partners (as hereinafter defined) shall be the limited partners of the Partnership.

        SECTION 1.A.2 THE ORIGINAL AGREEMENT. Except as provided in this Section 1.2, this Agreement supersedes any previous agreements among the parties concerning the subject matter hereof, whether oral or written. The Original Agreement is hereby superseded and terminated with respect to all events occurring or actions taken on or subsequent to the Effective Date. The Original Agreement shall continue to have validity with respect to the interpretation and enforcement of the rights of the parties with respect to events occurring and/or actions taken prior to the Effective Date.

                                   ARTICLE II.
                            NAME AND REGISTERED AGENT

        SECTION 2.A.1 NAME. The name of the Partnership is "NOCO HOLDINGS, L.P." The business of the Partnership shall be conducted under such name and/or such other names as the General Partner deems advisable and shall hereafter designate in writing to the Partners.

        SECTION 2.A.2 REGISTERED AGENT. Corporation Service Company shall continue as the Registered Agent of the Partnership in the State of Delaware and the address of the Registered Office of the Partnership in the State of Delaware shall continue as 1013 Centre Road, Wilmington, Delaware. The Partnership shall establish registered offices in such other states as the General Partner shall determine to be appropriate or necessary.

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                                  ARTICLE III.
                          DEFINITIONS AND CONSTRUCTION

        SECTION 3.A.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated below:

        "ADJUSTED CAPITAL ACCOUNT DEFICIT" means a deficit balance in the capital account of a Limited Partner or Assignee as of the end of a specific year, after crediting to such capital account any amounts which such Limited Partner or Assignee is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to applicable Treasury Regulations. The Partners acknowledge that the Agreement does not currently require any Limited Partner to restore any negative capital account balance.

        "ADJUSTED INITIAL CAPITAL ACCOUNT BALANCE" means as of the date to which a reference is made, with respect to each Preferred Limited Partner, the capital account balance of that Preferred Limited Partner as of the Effective Date, less the aggregate amount of distributions previously made to that Preferred Limited Partner by the Partnership to the extent and only to the extent such distributions exceed in the aggregate the sum of: (i) the Net Income, if any, previously allocated to that Preferred Limited Partner, plus (ii) any contributions made by that Preferred Limited Partner to the Partnership subsequent to the Effective Date.

        "AGREEMENT" means this First Amended and Restated Agreement of Limited Partnership, as amended, modified and/or supplemented from time to time.

        "ANNIVERSARY DATE" means April 14, 1997.

        "ASSIGNEE" means any person who has received an assignment of a Partnership Interest but who has not been admitted as a substitute Limited or General Partner pursuant to Sections 14.1 or 14.3.

        "CALLON SHARES" means the 1,984,758 shares of the common stock of New Callon which were issued to NOCO Enterprises pursuant to the Consolidation, and any securities of New Callon subsequently acquired by NOCO Enterprises, or the Partnership as a result of a stock dividend, stock split, or other distribution from New Callon.

        "CN RESOURCES" shall have the meaning indicated for that term in the fourth recital of this Agreement.

        "CODE" means the United States Internal Revenue Code of 1986, as amended, or any successor statute.

        "CONSOLIDATION" shall have the meaning indicated for that term in the fifth recital of this Agreement.

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        "CURRENT LIMITED PARTNERS" means the persons listed on Exhibit "A".

        "DEBT" shall have the meaning indicated for that term in the sixth recital of this Agreement.

        "EFFECTIVE DATE" means September 17, 1994.

        "LIMITED PARTNER" and "LIMITED PARTNERS" means (i) the Current Limited Partners, (ii) the Preferred Limited Partners, and (iii) any other person who is admitted to the Partnership as (a) a substitute Limited Partner pursuant to
Section 14.1 or (b) a new limited partner of the Partnership pursuant to Section 14.3.

        "MAJORITY IN INTEREST OF THE CURRENT LIMITED PARTNERS" means a majority in interest of the Current Limited Partners, determined on the basis of their then relative Sharing Ratios.

        "MAJORITY IN INTEREST OF THE LIMITED PARTNERS" means a majority in interest of the Limited Partners, determined on the basis of their then relative Sharing Ratios.

        "MAJORITY IN INTEREST OF THE PREFERRED LIMITED PARTNERS" means a majority in interest of the Preferred Limited Partners, determined on the basis of their then relative Sharing Ratios.

        "MARKET PRICE" means the average closing prices of the common stock of New Callon over the principal securities exchange on which the common stock of New Callon is traded for, unless a different period is clearly required by the context, the twenty trading days preceding the date to which the reference is made or, if not traded on an exchange, the average closing price for the twenty trading days preceding such date as reported on the NASDAQ NMS, or if not traded on an exchange or the NASDAQ NMS, the average of the closing bid and asked prices of the common stock in the over the counter market during such twenty day period as furnished by the National Quotation Bureau, Inc., or, if such firm at that time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the General Partner, or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected by the General Partner.

        "NET INCOME" and "NET LOSS" means, for each fiscal year or other fiscal period of the Partnership, an amount equal to the taxable income or loss for the Partnership for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

        i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

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        ii)     any expenditures of the Partnership described in Code Section
                705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss, shall be subtracted from such taxable income or loss;

        iii) upon the adjustment of the value of any asset of the Partnership pursuant to Section 7.4(iii), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing taxable income or loss, and such adjusted amount shall thereafter be used for the purpose of computing cost recovery deductions with respect to such asset; and

        iv) gain or loss resulting from any disposition of the property or assets of the Partnership with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the value of such asset or property on the books of the Partnership, as recomputed from time to time pursuant to
                Section 7.4(iii), notwithstanding that the adjusted tax basis of such property differs from such value.

        "NEW CALLON" shall have the meaning indicated for that term in the fifth recital of this Agreement.

        "NOCO CONSORTIUM" shall have the meaning indicated for that term in the second recital of this Agreement.

        "NOCO ENTERPRISES" shall have the meaning indicated for that term in the third recital of this Agreement.

        "NOCO PROPERTIES" shall have the meaning indicated for that term in the second recital of this Agreement.

        "ORIGINAL AGREEMENT" means that certain Agreement of Limited Partnership dated April 14, 1992, as amended, among the General Partner and the Current Limited Partners, as amended pursuant to that certain agreement entitled Amendment of Limited Partnership Agreement dated April 14, 1992.

        "PARTNER" and "PARTNERS" means the General Partner and the Limited Partners where no distinction is specified by the context in which the term is used.

        "PARTNERSHIP ACT" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. ss.17-101, ET. SEQ., as amended from time to time.

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        "PARTNERSHIP INTEREST" or "INTEREST" means with respect to a specific
Partner or Assignee, the interest of a Partner or Assignee in the profits, losses, distributions and capital in the Partnership pursuant to this Agreement, and the rights granted under this Agreement to a Partner.

        "POST-CONVERSION SHARING RATIOS" shall mean the ratio determined for each Partner and Assignee based on the relative capital account balances of all of the Partners and Assignees as of the Anniversary Date, as adjusted pursuant to Section 10.4.

        "PRE-CONVERSION SHARING RATIOS" shall mean the ratios set forth on Exhibit "D".

        "PREFERRED LIMITED PARTNERS" means the persons listed on Exhibit "B".

        "PREFERRED RETURN" means for each Preferred Limited Partner a sum equivalent to six percent per annum, cumulative but not compounded (prorated for any partial year), of the Adjusted Initial Capital Balance from time to time of the Preferred Limited Partner, which sum begins to accrue on the Effective Date and ceases to accrue on the Anniversary Date.

        "PREFERRED RETURN SHORTFALL" means, with respect to each Preferred Limited Partner, the excess of the Preferred Return of that Preferred Limited Partner as of the date in question over the amount of Net Income previously allocated to such Preferred Limited Partner pursuant to Section 9.6.

        "PRIORITY DISTRIBUTION AMOUNT" means with respect to a fiscal year of the Partnership the sum of (i) the franchise taxes imposed on the General Partner during such year, (ii) the product of multiplying: (a) the highest marginal tax rate which is applicable to individuals under the U.S. federal income tax laws during that fiscal year, by (b) the amount of taxable income and gain allocated to the General Partner with respect to that fiscal year (the "INCOME ITEMS"), net of any items of deduction or loss allocated to the General Partner by the Partnership with respect to that fiscal year which may be deducted against such Income Items by the members of the General Partner, plus
(iii) the cumulative Priority Distribution Amounts which have not been distributed to the General Partner with respect to previous fiscal years.

        "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement by and between New Callon and NOCO Enterprises dated September 16, 1994.

        "SHARING RATIOS" shall mean (i) with respect to the period beginning on the Effective Date and ending on the Anniversary Date, the Pre-Conversion Sharing Ratios, and (ii) with respect to the period subsequent to the Anniversary Date, the Post-Conversion Sharing Ratios.

        "STOCKHOLDERS' AGREEMENT" means that certain Stockholders' Agreement dated September 16, 1994, among NOCO Enterprises and certain of the other stockholders of New Callon.

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        SECTION 3.A.2 CONSTRUCTION. Except to the extent the context specifically indicates otherwise, all references to articles and sections refers to articles and sections of this Agreement, and all references to the exhibits and schedules refers to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

                                   ARTICLE IV.
                      BUSINESS PURPOSES OF THE PARTNERSHIP

        The purposes of the Partnership shall be limited to:


        i) holding its ownership interests in NOCO Consortium, NOCO Properties and NOCO Enterprises;

        ii) receiving allocations and distributions from NOCO Consortium, NOCO Properties, and NOCO Enterprises, and benefiting from the future appreciation in the value of the ownership interest of the Partnership in said entities;

        iii)    permitting NOCO Enterprises to dispose of the Callon Shares;

        iv) entering into such other ventures and activities as the General Partner shall deem appropriate; and

        v) engaging in any and all activities as the General Partner, in its sole discretion, deems to be reasonably necessary or appropriate in relation to the purposes described above.

                                   ARTICLE V.
                           PRINCIPAL PLACE OF BUSINESS

        The principal place of business of the Partnership shall be 1013 Centre Road, Wilmington, Delaware. The General Partner may, in its discretion from time to time, change the principal place of business of the Partnership.

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                                   ARTICLE VI.
                                      TERM

        The term of the Partnership commenced on April 14, 1992, pursuant to the Original Agreement and shall terminate on December 31, 2010, unless the Partnership is sooner liquidated or dissolved in accordance with this Agreement.

                                  ARTICLE VII.
                              CAPITAL CONTRIBUTIONS

        SECTION 7.A.1 INITIAL CONTRIBUTIONS OF THE CURRENT LIMITED PARTNERS. As of the date of the formation of the Partnership, in exchange and in consideration for their respective Partnership Interests, the Current Limited Partners and/or their predecessors in interest contributed to the Partnership an aggregate of 46,128 shares of the Common Stock of NOCO Consortium, $1.00 par value per share.

        SECTION 7.A.2 INITIAL CONTRIBUTION OF THE GENERAL PARTNER. In connection with the formation of the Partnership, in exchange and in consideration of its Partnership Interest, the General Partner contributed to the Partnership U.S. $152,092.00.

        SECTION 7.A.3 CONTRIBUTION OF THE PREFERRED LIMITED PARTNERS. As of the Effective Date, in exchange and in consideration for their respective Partnership Interests, each of the Preferred Limited Partners hereby contributes to the capital of the Partnership the amount of the Debt indicated on Exhibit "B". Each Preferred Limited Partner will deliver to the Partnership the promissory notes, security agreements, and other documents which evidence the Debt. Fred. Olsen Finance Limited ("FOF"), one of the Preferred Limited Partners, will continue to be owed $1,000,000.00 by the Partnership (the "CONTINUING INDEBTEDNESS"). The Partnership shall deliver to FOF such notes and other documents as are necessary to evidence the Continuing Indebtedness containing such terms and conditions as are deemed reasonable and appropriate by the General Partner.

        SECTION 7.A.4 CAPITAL ACCOUNTS. An individual capital account shall be maintained for each Partner, as follows:

        i)      each capital account shall be credited with:

                a) the amount of cash and agreed value of any property contributed by the Partner to the Partnership;

                b) that Partner's distributive share of the income and gain of the Partnership; and

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                c)      the amount of any Partnership liability: (1) which is
                        treated as assumed by the Partner under Treasury Regulation Section 1.704-1(b)(2)(iv)(c), or (2) which is secured by property distributed by the Partnership to the Partner to the extent such Partner is considered to assume such liabilities for purposes of Code Section 752.

        ii)     each capital account shall be debited with:

                a) the amount of cash distributed to the Partner by the Partnership and the fair market value of any property distributed by the Partnership to the Partner;

                b) that Partner's distributive share of deductions and losses of the Partnership;

                c) the amounts withheld and paid over to the IRS or any other taxing authorities by the Partnership pursuant to Code Sections 1441, 1445, 1446, or any similar statute with respect to the tax liability of the Partner; and

                d) the amount of any liabilities of a Partner which the Partnership is treated as assuming: (1) under Code
                        Section 752 due to the contribution by the Partner of encumbered property to the Partnership or (2) under Treasury Regulation Section 1.704-1(b)(2)(iv)(c).

        iii) as of the dates indicated below, the capital accounts of all of the Partners shall be adjusted to reflect a revaluation of the properties of the Partnership on the books of the Partnership to their fair market values in accordance with Treasury Regulation
                Section 1.704-1(b)(2)(iv)(f), with the capital accounts of all of the Partners and the Assignees (if any) adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such properties would be allocated among the Partners and Assignees if there were a taxable disposition of such property for their fair market values as of such date (which, with respect to the Callon Shares, shall equal the Market Price):

                a)      on the Anniversary Date, and

                b) on the liquidation of the Partnership or on the date of a distribution by the Partnership to a retiring or continuing Partner of money or other property (other than de minimis

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                        amount) by the Partnership to a retiring or continuing
                        Partner as consideration for an interest in the Partnership.

        iv)     notwithstanding any provision hereof to the contrary (except
                Section 10.1):

                a) all capital accounts shall be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv);

                b) positive capital accounts shall be adjusted downward for the items described under (4), (5), and (6) of the second sentence of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) that are reasonably expected to occur in the manner required under Treasury Regulation
                        Section 1.704-1(b)(2)(ii)(d);

                c) no Limited Partner shall be obligated to any other Partner, the Partnership or anyone else, to contribute any sums to the Partnership with respect to a negative capital account; and

                d) in the event that all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the capital account of the transferor to the extent it relates to the transferred Interest.

        SECTION 7.5 TAX WITHHOLDING LIABILITY. To the extent the Partnership is required to withhold and pay over to any taxing authority pursuant to Code Sections 1441, 1445, or 1446 or any similar statute with respect to the tax liability of any Partner or Assignee, such Partner or Assignee shall contribute to the Partnership, upon demand from the General Partner, the amount so required to be withheld.

        SECTION 7.6 TAX LIABILITY OF THE GENERAL PARTNER AND ITS MEMBERS. To the extent that as of April 15th of any year the Partnership does not have an amount of liquid assets sufficient to permit cash distributions to the General Partner at least equal to the Priority Distribution Amount (as defined in Article VIII) with respect to the previous year, each Limited Partner and Assignee shall, upon written notice from the General Partner, contribute its pro rata share of the amount of such deficit, based on relative Sharing Ratios as of such date.

                                  ARTICLE VIII.
                                  DISTRIBUTIONS

        SECTION 8.A.1 DISTRIBUTIONS PRIOR TO ANNIVERSARY DATE. The Partnership may not make any distributions to any Limited Partner on or before the Anniversary Date without the consent of the General Partner, a Majority in Interest of the Current Limited Partners, and a Majority in Interest of the Preferred Limited Partners. Any distributions of Callon Shares so authorized shall only be made

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to the extent such distributions are not prohibited by applicable securities laws and the agreements entered into in connection with the Consolidation.

        SECTION 8.A.2 SUBSEQUENT DISTRIBUTIONS. Subject to Article X, subsequent to the Anniversary Date, the General Partner may in its discretion distribute from time to time such amounts of cash and property as it determines to be appropriate to Partners with positive capital account balances in the proportion of their respective positive capital account balances.

        SECTION 8.A.3 DISTRIBUTIONS TO THE GENERAL PARTNER. Notwithstanding the other provisions of this Article VIII, the Partnership shall distribute to the General Partner in each fiscal year an amount at least equal to the "Priority Distribution Amount" for that fiscal year, regardless of whether the Limited Partners receive any distributions.

                                   ARTICLE IX.
                                   ALLOCATIONS

        SECTION 9.A.1 SHARING RATIOS. Except as provided in the remainder of this Article IX, Net Income and Net Loss shall be allocated to the General Partner and the Limited Partners and their respective Assignees in accordance with their relative Sharing Ratios.

        SECTION 9.A.2 YEAR WHICH INCLUDES THE EFFECTIVE DATE. Except as provided in the remainder of this Article IX, Net Income or Net Loss realized in the year which includes the Effective Date shall be prorated on a daily or other reasonable basis and allocated among the Partners and Assignees taking into account the Pre-Conversion Sharing Ratios with respect to items allocable to the period beginning on the Effective Date, and in accordance with the ratios set forth in the Original Agreement with respect to items allocable to the period prior to the Effective Date.

        SECTION 9.A.3 YEAR OF THE ANNIVERSARY DATE. Except as provided in the remainder of this Article IX, that portion of the Net Income and Net Loss attributable to the adjustment pursuant to Section 7.4(iii) of the value of the Callon Shares to equal to the Market Price on the Anniversary Date shall be allocated among the Partners and the Assignees in accordance with their Pre-Conversion Sharing Ratios. All other items of income, gain, loss, and deduction realized in the year which includes the Anniversary Date shall be prorated on a daily or other reasonable basis and allocated among the Partners and Assignees taking into account the applicable Sharing Ratios of the Partners on each such day.

        SECTION 9.A.4 DEFICIT CAPITAL ACCOUNT. Any allocation of Net Loss to a Limited Partner or Assignee pursuant to Sections 9.1, 9.2 or 9.3 which would cause or increase an Adjusted Capital Account Deficit with respect to such Limited Partner or Assignee shall be allocated to the General Partner.

        SECTION 9.A.5 GAIN CHARGEBACK. If in any year any amounts of Net Loss are allocated to the General Partner pursuant to Section 9.2 of the Original Agreement or Section 9.4 so as cause or

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increase a negative capital account balance with respect to the General Partner, and in any subsequent period the Partnership has Net Income, then prior to the making of any allocations under Sections 9.1, 9.2 or 9.3, the Net Income of such year shall be allocated to the General Partner in such amounts as are necessary to eliminate its negative capital account balance.

        SECTION 9.A.6 PREFERRED RETURN. If in any year (including a year which includes the Effective Date or a Anniversary Date), the Partnership realizes Net Income in excess of the amount required to make the allocations required pursuant to Section 9.5, such Net Income shall be allocated, prior to the making of any allocation pursuant to Section 9.1, 9.2 or 9.3, to the Preferred Limited Partners and their respective Assignees in proportion to and to the extent of their relative Preferred Return Shortfall as of the date of such allocation, if any.

        SECTION 9.A.7 SPECIAL ALLOCATIONS. The following special allocations are required to be made pursuant to the requirements of Treasury Regulation Section 1.704-1(b) due to the fact that the Limited Partners and Assignees do not have the obligation to restore negative capital accounts, and therefore shall be made in the following order:

        i) QUALIFIED INCOME OFFSET. In the event any of the Limited Partners or the Assignees unexpectedly receive any adjustments, allocations, or distributions described in (4), (5), and (6) of the second sentence of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d), items of Partnership income and gain shall be specially allocated to such Limited Partner or Assignee in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit, if any, of the Limited Partner or Assignee as quickly as possible, provided that an allocation pursuant to this
                Section 9.7(i) shall be made only if and to the extent that the Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IX have been tentatively made as if this Section 9.7(i) were not in this Agreement.

        ii) GROSS INCOME ALLOCATION. In the event any of the Limited Partners or the Assignees have an Adjusted Capital Account Deficit at the end of any Partnership fiscal year, the Limited Partner or Assignee shall be specially allocated items of Partnership income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 9.7(ii) shall be made only if and to the extent that the Limited Partner or Assignee would have Adjusted Capital Account Deficit after all other allocations provided for in this Article IX have been tentatively made as if Section 9.7(i) and this Section 9.7(ii) were not in this Agreement.

        SECTION 9.A.8 CURATIVE ALLOCATIONS. The special allocations set forth in
Section 9.7 (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of Treasury Regulation

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Section 1.704-1(b). Notwithstanding any other provisions of this Article IX
(other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

        SECTION 9.A.9 CODE SECTION 754 ADJUSTMENT. To the extent an adjustment to the adjusted tax basis of a Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Partners in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such Section of the Regulations.

                                   ARTICLE X.
                        LIQUIDATION OF A LIMITED PARTNER

        SECTION 10.A.1 COMPLETE LIQUIDATION. A Limited Partner may at any time subsequent to the Anniversary Date elect for its Interest to be liquidated as provided in this Article X by delivering written notice of the same to the General Partner (the "LIQUIDATION NOTICE"). In order to effect such a liquidation, the General Partner must transfer to the Limited Partner money and/or assets (the "DISTRIBUTED ASSETS"), the value of which the General Partner believes in good faith equals the capital account balance of such Limited Partner as of the date of the Liquidation Notice (including any adjustment required to the capital account of the Limited Partner pursuant to Section 7.4(iii)), which distribution shall include, to the extent possible, that Limited Partner's pro rata share of the Callon Shares (based on relative capital account balances).

        SECTION 10.A.2 DETERMINATION OF VALUE. The value of any Distributed Assets which are not Callon Shares shall be irrefutably presumed to equal their adjusted bases for tax purposes. The value of any Callon Shares which are Distributed Assets will be deemed to equal the Market Price as of the date of their distribution (after taking into account the trading price of such shares over the preceding twenty trading days as required pursuant to Article III).

        SECTION 10.A.3 EFFECT OF LIQUIDATION AND TERMINATION. Upon the liquidation of the Interest of a Limited Partner pursuant to this Article X, the Sharing Ratio otherwise attributable to the Interest of such Limited Partner shall be immediately reallocated to the remaining Partners and Assignees in proportion to relative amounts of their Sharing Ratios prior to such liquidation.

        SECTION 10.A.4 PARTIAL LIQUIDATION. If any Limited Partner receives subsequent to the Anniversary Date distributions which, when compared to the distributions received by the other Partners, is not proportionate to the relative Post-Conversion Sharing Ratios of the Partners, the

Post-Conversion Sharing Ratios shall be adjusted with respect to items of income and loss accruing subsequent to the date of such distribution as necessary to equitably reflect the effect of such disproportionate distribution.

                                   ARTICLE XI.
                      BOOKS OF ACCOUNT; RECORDS AND REPORTS

        SECTION 11.A.1 BOOKS AND RECORDS. Correct and complete records and books of account shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relating to the Partnership's business as are usually entered into records and books of account maintained by persons engaged in businesses of like character. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or Assignees or their duly authorized representatives during reasonable business hours.

        SECTION 11.A.2 METHODS OF ACCOUNTING. The Partnership will utilize such method or methods of accounting as the General Partner shall determine. The General Partner shall have the right to make all elections required or permitted to be made for federal income tax purposes, including the elections under Code Sections 754 and 263(c).

        SECTION 11.A.3 ANNUAL REPORTS. Within one hundred twenty (120) days after the end of each fiscal year, the General Partner shall send to each person who was a Partner or Assignee in the Partnership at the end of the fiscal year then ended an unaudited balance sheet as of the end of such fiscal year and unaudited statements of income, Partners' equity and changes in financial position for such fiscal year with respect to the Partnership, and such other statements the General Partner deems appropriate.

        SECTION 11.A.4 TAX INFORMATION. The General Partner shall send to each Partner and Assignee all Partnership tax information as shall be necessary for the preparation by such person of its U.S. Federal income tax return within the time period required pursuant to the Code.

        SECTION 11.A.5 OTHER INFORMATION. Upon 30 days advance written notice, each Limited Partner shall have the right to obtain from the Partnership all information to which it is entitled pursuant to Section 17-305 of the Partnership Act, if the request for such information states a proper purpose under the Partnership Act.

        SECTION 11.A.6 LIMITATION. The rights of a Limited Partner to receive information pursuant to this Article X shall be subject to the limitations of
Section 17-305(b) of the Partnership Act concerning confidential information, trade secrets, and similar matters.

                                  ARTICLE XII.
                           STATUS OF LIMITED PARTNERS

        SECTION 12.A.1 NO PARTICIPATION OR CONTROL. The Limited Partners shall not participate in the management or control of the Partnership's business nor shall they have any power to act for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

        SECTION 12.A.2 LIMITED LIABILITY. The Limited Partners shall not have any personal liability whatsoever for the debts of the Partnership or any of its losses beyond the amount contributed by the Limited Partners to the capital of the Partnership.

        SECTION 12.A.3 DISSOLUTION OR BANKRUPTCY. The termination, dissolution or bankruptcy of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, to receive distributions of Partnership funds and to assign a Partnership Interest pursuant to Article XIV shall, on the happening of such an event, devolve upon such Limited Partner's successors, assigns or representatives, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. Any such successor, assign or representative shall only become a substitute Limited Partner in accordance with Article XIV.

                                  ARTICLE XIII
                POWERS, RIGHTS AND DUTIES OF THE GENERAL PARTNER

        SECTION 13.A.1 CONTROL AND MANAGEMENT. Subject to the limitations imposed by law and this Agreement, the General Partner shall have exclusive authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership. Pursuant to the immediately preceding sentence, it is understood and agreed that the General Partner shall have all of the rights and powers of a general partner as provided in the Partnership Act and as otherwise provided by law, and any action taken by the General Partner on behalf of the Partnership shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner when acting on behalf of the Partnership, no person shall be required to inquire into the authority of the General Partner to bind the Partnership.

        SECTION 13.A.2 DUTIES OF THE GENERAL PARTNER. The General Partner shall use its best efforts to carry out the Partnership purposes and shall devote such time as necessary to the Partnership business. The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Limited Partners, including the safekeeping and use of all of the Partnership property and the use thereof for the exclusive benefit of the Partnership.

        SECTION 13.A.3 MANAGEMENT BY GENERAL PARTNER. Subject to the limitations and restrictions set forth in this Agreement, including without limitation those set forth in this Article XIII, the General Partner on behalf of the Partnership may without the consent of any of the other Partners:

        i) cause the Partnership to assume the Debt, and thereafter from time to time, restructure, amend, renew, extend or prepay the Debt;

        ii) cause the Partnership to make any of the distributions permitted pursuant to Articles VIII or X;

        iii) cause the Partnership and/or NOCO Enterprises to sell, distribute or otherwise dispose of all or any portion of the Callon Shares for such consideration and pursuant to such terms as it deems appropriate, including, in its discretion, causing the Partnership or NOCO Enterprises to exercise any of the rights granted to NOCO Enterprises pursuant to the Registration Rights Agreement;

        iv) cause the Partnership and/or NOCO Enterprises to exercise any of the rights granted to NOCO Enterprises and its assignees pursuant to the Stockholders' Agreement, including, but not limited to, the right to: (a) purchase shares offered by a Callon Family Stockholder (as defined in the Stockholders' Agreement), and (b) elect directors pursuant to Section 4.1 thereof;

        v) the pledge or encumbrances of any of the assets of the Partnership, including the Callon Shares, for any purpose;

        vi) appoint the officers and directors of NOCO Consortium and NOCO Properties;

        vii) take such actions as are necessary to fulfill the Partnership purposes set forth in Article IV;

        viii) purchase from or through others, contracts of liability, casualty, or other insurance for the protection of the properties or affairs of the Partnership or the Partners, or for any purpose convenient or beneficial to the Partnership;

        ix) establish, maintain, and supervise the deposit of any monies or securities of the Partnership with federally insured banking institutions or other institutions as may be selected by the General Partner in accounts in the name of the Partnership with such institutions; and

        x) withhold and pay over to the IRS such amounts from the distributive share of the Partners as shall be required by the Code, including specifically, but not limited to, Code Sections 1441, 1445 and 1446.

        SECTION 13.A.4 RESTRICTIONS ON THE GENERAL PARTNER. Notwithstanding
Section 13.3, the General Partner may undertake any of the following actions on behalf of the Partnership only with the consent of both a Majority in Interest of the Current Limited Partners and a Majority in Interest of the Preferred Limited Partners:

        i)      the admission of additional Partners into the Partnership; or

        ii) the merger or consolidation of the Partnership with any other entity.

        SECTION 13.A.5 TAX MATTERS PARTNER. The General Partner shall be the "Tax Matters Partner" (as defined in the Code) with respect to the determination of all U.S. federal tax matters required to be determined for the Partnership by the Code. The General Partner may resign from such position fifteen (15) days after giving to the other Partners written notice of its intention to resign. The General Partner shall be considered to have resigned as Tax Matters Partner if a Withdrawal of the General Partner occurs. In the event of a vacancy in the position of Tax Matters Partner, a successor Tax Matters Partner may be designated by a vote of a Majority in Interest of both the Current Limited Partners and a Majority in Interest of the Preferred Limited Partners.

        SECTION 13.A.6 REMOVAL OF GENERAL PARTNER. The General Partner may be removed at any time for any reason as a general partner of the Partnership upon the vote of seventy percent (70%) or more of the Limited Partners (based on relative Sharing Ratios) and the delivery of written notice (the "REMOVAL NOTICE") of such vote to the General Partner. In the event of the removal of the General Partner pursuant to this Section 13.6 and the reconstitution of the Partnership pursuant to Section 15.2, the Partnership Interest of the General Partner shall be converted into an interest with the rights, powers, and economic interests of an Assignee.

        SECTION 13.A.7 INDEMNIFICATION. If the General Partner or any of its members (collectively, the "INDEMNIFICATION PARTIES") is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a "PROCEEDING"), or any appeal in such a Proceeding, or any inquiry or investigation that could lead to a Proceeding, by reason of the fact that it or he is or was acting on behalf of the Partnership pursuant to the Agreement, the Indemnification Party shall be indemnified by the Partnership to the fullest extent permitted by law against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by the Indemnification Party in connection with such Proceeding, and indemnification under this Section 13.7 shall continue as to an Indemnification Party who has ceased to serve in the capacity which initially entitled such Indemnification Party to indemnity hereunder. No amendment, modification or repeal of this Section 13.7 shall have the effect of limiting or denying any rights of an Indemnification Party under this Section
13.7 with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS SECTION 13.7 COULD INVOLVE INDEMNIFICATION FOR DAMAGES WHICH ARISE IN WHOLE OR IN PART FROM THE NEGLIGENCE OF THE INDEMNIFICATION PARTY OR UNDER THEORIES OF STRICT LIABILITY. The right to indemnification conferred in this Section 13.7 shall include the right to be paid or reimbursed by the Partnership for the reasonable expenses incurred by a Indemnification Party who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Indemnification Party's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnification Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Partnership of written affirmation by such Indemnification Party of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 13.7 and a written undertaking, by or on behalf of such Indemnification Party, to repay all amounts so advanced if it shall ultimately be determined that such Indemnification Party is not entitled to be indemnified by the Partnership under this Section 13.7 or otherwise.

        SECTION 13.A.8 ADVANCE OR REIMBURSEMENT OF EXPENSES. The Partnership shall advance to the General Partner or shall reimburse the General Partner for any and all expenses incurred by the General Partner in its capacity as the General Partner of the Partnership. The business of the General Partner currently is devoted exclusively to the business of the Partnership, thus, so long as such arrangement continues, all expenses reasonably incurred by the General Partner in connection with its operations (e.g., preparation of tax returns of the General Partner) shall be considered expenses of the Partnership.

                                  ARTICLE XIV.
                        TRANSFER OF INTERESTS BY PARTNERS

        SECTION 14.A.1 IN GENERAL. A Partner may assign all or any part of its Partnership Interest; provided, however, such assignment shall not confer upon the assignee thereof any right to become a substituted Partner. The transferee of all or any portion of an Interest of a Limited Partner shall be admitted as a substituted Limited Partner with respect to such Partnership Interest only with the written consent of a Majority in Interest of the Preferred Limited Partners and a Majority in Interest of the Current Limited Partners, which may be given or withheld in their sole and absolute discretion. Any transferee from the General Partner of an Interest shall be admitted as a substituted General Partner only in accordance with Sections 14.2 and 14.3. Unless and until any assignee, transferee, heir or legatee of a Partner becomes a substituted Partner in accordance with this Article XIV, the status and rights of such assignee with respect to the Interest which has been assigned to it shall be limited to the rights under Section 17-702 of the Partnership Act of an assignee of a partnership interest which has not been admitted as a partner pursuant to
Section 17-703 of the Partnership Act.

        SECTION 14.A.2 TRANSFER PROCEDURE. Any Partner or Assignee who desires to transfer all or any part of its Partnership Interest shall arrange for its transferee to be bound by the provisions of this Agreement, as it may then be amended, by having such transferee execute two counterparts of an agreement of assignment satisfactory in form to the General Partner and by delivering the same to the General Partner, together with:

        i) an opinion of counsel satisfactory to the General Partner that the transfer may be effectuated without registration under the U.S. Securities Act of 1933, as amended (the "1933 ACT"), and any applicable state securities laws, if required by the General Partner, and

        ii) such other information as may be required (a) by counsel to the General Partner to determine whether the proposed transfer violates applicable federal or state securities laws or other laws or regulations or the terms of this Agreement, and (b) by the Partnership to enable it to timely file a completed Form 8308 with the IRS.

Each assignment or transfer shall be effective as of the first day of the calendar month during which the General Partner actually receives an instrument of assignment executed by both the transferor and transferee of the Partnership Interest satisfactory in form to the General Partner; provided, however, that no attempted assignment or transfer shall be effective or recognized by the Partnership or the Partners until compliance with all of the requirements of this Section 14.2.

        SECTION 14.A.3 TRANSFER BY THE GENERAL PARTNER. The General Partner may assign all or any part of its Interest. The assignee of the General Partner shall, without the consent of any of the Partners, succeed to the economic rights of the General Partner under Articles VIII, IX, and XVI to the extent assigned, but shall only succeed to any of the other rights of the General Partner with the consent of a Majority in Interest of the Current Limited Partners and a Majority in Interest of the Preferred Limited Partners. A transfer by the General Partner of its Interest in the Partnership shall not relieve it of any of its obligations to the Partnership unless a Majority in Interest of the Limited Partners agree otherwise.

        SECTION 14.A.4 TRANSFER TO AFFILIATES. A corporation (an "AFFILIATED CORPORATION") which (i) is controlled, directly or indirectly, by a Limited Partner or the persons who control the Limited Partner, and (ii) receives an assignment of the Interest of such Limited Partner, shall be admitted as a Limited Partner without the approval of the Majority in Interest of the Current Limited Partners and a Majority in Interest of the Preferred Limited Partners in the manner otherwise required pursuant to Section 14.1 if the transfer to the Affiliated Corporation is made in compliance with Section 14.2.

        SECTION 14.A.5 HYPOTHECATION. Any hypothecation, mortgage, pledge or collateralization of an Interest is expressly prohibited and any such purported hypothecation, mortgage, pledge or collateralization in any manner by any person shall be null and void and of no legal effect.

        SECTION 14.A.6 TAX CONSEQUENCES. Notwithstanding anything to the contrary set forth herein, no transfer or assignment of a Partnership Interest (whether or not such assignee or transferee becomes a substituted Partner) shall be effective without the consent of the General Partner if it causes, by virtue of such transfer and all previous transfers, the termination of the Partnership for purposes of Section 708 of the Code or any similar provision enacted in lieu thereof.

                                   ARTICLE XV.
                         DISSOLUTION OF THE PARTNERSHIP

        SECTION 15.A.1 CAUSES OF DISSOLUTION. The happening of any one of the following events shall cause the immediate dissolution of the Partnership:

        i)      unless the Partnership is reconstituted in accordance with
                Section 15.2:

                a)      the removal of the General Partner pursuant to Section
                        13.6;

                b) the assignment by the General Partner of all of its Interest unless the assignee of the General Partner is admitted as a General Partner pursuant to Section 15.3; or

                c) the violation by the General Partner of the prohibition set forth in Section 7.3(i)(a) against it withdrawing from the Partnership,

        ii) at any time subsequent to two years after the Effective Date, a written consent to the dissolution is executed by Partners holding 75% of the Sharing Ratios in the Partnership;

        iii)    the entry of a decree of judicial dissolution pursuant to
                Section 17-802 of the Partnership Act; or

        iv)     the expiration of the term of the Partnership as provided in
                Article VI, unless all Partners agree to extend the term of the Partnership past the date set forth in Article VI.

        SECTION 15.A.2 RECONSTITUTION AFTER DISSOLUTION. The Partnership may be reconstituted and its business continued in the event of the dissolution of the Partnership pursuant to Section 15.1(i) upon the execution of a written instrument by Majority in Interest of the Current Limited Partners and a Majority in Interest of the Preferred Limited Partners which (i) is delivered to the other Partners and Assignees, if any, within 90 days of the date of the terminating event, and (ii) elects a new General Partner or General Partners. As soon as practical thereafter, the new General Partner and the Limited Partners shall execute an appropriate amendment to this Agreement evidencing the appointment of the new General Partner.

                                  ARTICLE XVI.
                              DISSOLUTION PROCEDURE

        SECTION 16.A.1 LIQUIDATOR APPOINTMENT; POWERS. If the Partnership is dissolved for any reason and the Partnership is not reconstituted pursuant to
Section 15.2, the General Partner (or if any event described in 15.1(i) has occurred, a liquidator or liquidating committee selected by a

Majority in Interest of the Current Limited Partners) shall commence to wind up the affairs of the Partnership and to the extent deemed advisable liquidate and sell the assets of the Partnership. The party or parties actually conducting the liquidation in accordance with the foregoing sentence, whether the General Partner, a liquidator, or a liquidating committee, shall hereinafter be referred to in this Section 16.1 as the "Liquidator." The Liquidator shall have full right and unlimited discretion to determine whether to sell the assets of the Partnership and the time, manner and terms of any sale or sales of the Partnership property having due regard to the activity and condition of the relevant market and general financial and economic conditions. A Liquidator other than the General Partner shall be entitled to receive compensation for its services as agreed upon by it and a Majority in Interest of the Limited Partners. The Liquidator may be removed at any time for reasonable cause by written notice of removal signed by a Majority in Interest of the Limited Partners (exclusive of the Interests held by the Liquidator or its Affiliates). Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all of the rights, powers and duties of the original Liquidator) will, within 30 days thereafter, be appointed by the vote of a Majority in Interest of the Limited Partners evidenced by written appointment and acceptance. The right to appoint a successor substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article XVI, the Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the General Partner under the terms of this Agreement to the extent necessary or desirable to complete the liquidation and dissolution of the Partnership.

        SECTION 16.A.2 APPOINTMENT. If, within 30 days following the date of dissolution or other time period provided in Section 16.1, a Liquidator or successor Liquidator has not been appointed in the manner provided therein, any interested party shall have the right to make application to the then Senior Judge of the United States District Court for the Southern District of Texas for appointment of a Liquidator or successor Liquidator, and such Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate a Liquidator or successor Liquidator who shall have all the powers, duties, rights and authorities of the Liquidator herein provided.

        SECTION 16.A.3 RESERVES. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up cash reserves as he may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

        SECTION 16.A.4 ALLOCATIONS AND DISTRIBUTIONS. The Partners shall continue to share distribu tions, profits and losses during the period of liquidation in accordance with Articles VIII and IX. Upon the winding up and termination of the business and affairs of the Partnership, the remaining assets of the Partnership shall be sold as and to the extent the Liquidator determines, the gains or losses from such sales shall then be allocated to the capital accounts of the Partners and Assignees, the liabilities and obligations of the Partnership shall be paid (including any Accrued Preferred Returns) and all of such expenses shall be charged to the accounts of the Partners and Assignees as required under applicable federal income tax principles. The General Partner shall then restore to the Partnership the amount of any Adjusted Capital Account Deficit in its capital account. Thereafter, the remaining assets of the Partnership shall be distributed to the Partners and Assignees in accordance with and to the extent of the positive capital accounts of the Partners and Assignees, after giving effect to any adjustments required pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(e), and thereafter among the Partner and the Current Limited Partners and Assignees in accordance with their relative Sharing Ratios. In order to comply with Treasury Regulation Section 1.704-1(b), all proceeds other than the reserves retained pursuant to Section 16.3 shall be distributed by the end of the taxable year of liquidation, or if later, ninety (90) days after the date of liquidation. To comply with the requirements of the preceding sentence, the Liquidator may declare that it is holding any of the assets of the Partnership in a liquidating trust for the benefit of the Partners.

        SECTION 16.A.5 FINAL ACCOUNTING. The Liquidator shall, within a reasonable time following the completion of the liquidation of the Partnership, provide to each of the Partners and Assignees a statement which shall set forth the assets and the liabilities of the Partnership as of the date of dissolution pursuant to Section 15.1, the amount of distributions received by each Partner pursuant to Section 16.4, and the amount retained as reserves by the Liquidator pursuant to Section 16.3.

        SECTION 16.A.6 DEEMED DISTRIBUTION AND RECONTRIBUTION. Notwithstanding any other provisions of this Article XVII, in the event the Partnership is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) but none of the events described under Section 15.1 has occurred, the property of the Partnership shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, (i) the Partnership shall be deemed to have distributed its property in kind to the Partners, subject to all Partnership liabilities, in accordance with their respective capital accounts, and (ii) the General Partner shall contribute to the Partnership the negative balance of its capital account. Immediately thereafter, the Partners shall be deemed to have recontributed the Partnership property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

                                  ARTICLE XVII.
                           VOTING BY LIMITED PARTNERS

        Meetings of the Limited Partners may be called by the General Partner or requested by the Limited Partners holding more than twenty percent (20%) of the Interests (based on relative Sharing Ratios). The General Partner shall, within fifteen (15) days after its receipt of any such request for a Partners' meeting, give all Partners written notice of the time, place and purpose of such meeting which shall be held not less than thirty (30) nor more than sixty (60) days after the date of mailing of the notice and shall be at a reasonable time and place. The call will state the nature of the business to be transacted, and no other business will be considered at the meeting. Any action which may be taken at a meeting of the Limited Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Limited Partners owning not less than the minimum percentage of Interests that would be necessary to authorize or take such action at a meeting at which all Limited Partners were present and voted.

                                 ARTICLE XVIII.
                                     NOTICES

        To be effective, all notices and demands under this Agreement must be in writing and must be given:

        i) by depositing the same in the mail, postage prepaid, certified or registered, return receipt requested,

        ii)     by prepaid telegram,

        iii)    by telefax, or

        iv) by delivering such notices in person and receiving a signed receipt therefor.

For purposes of notice, the addresses and telefax numbers of each Partner shall be as set forth on the page on which it has executed this Agreement. Notices mailed in accordance with the foregoing shall be deemed to have been given and made five days following the date so mailed. Any Limited Partner or his assignee may designate a different address or telefax number to which notices or demands shall thereafter be directed by written notice given in the manner hereinabove required and directed to the Partnership at its offices as hereinabove set forth. The General Partner may designate a different address to which notices or demands shall thereafter be directed by written notice to the Limited Partners given in the manner hereinabove required.

                                  ARTICLE XIX.
                                  MISCELLANEOUS

        SECTION 19.A.1 INDEPENDENT ACTIVITIES. The General Partner and each Limited Partner, by entering into this Agreement, have not made themselves subject to any restrictions or the activities in which they may engage, whether the same are competitive with the Partnership or otherwise. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner from engaging in such activities, or require any Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes and renounces any such right or claim of participation. This Section 19.1 shall not be considered to restrict the obligations the Partners or their Affiliates have to other Partners or their affiliates pursuant to any other agreement or relationships to which any of them is a party.

        SECTION 19.A.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties and supersedes any prior agreement or understandings among them.

        SECTION 19.A.3 GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the state of Delaware.

        SECTION 19.A.4 SUCCESSORS BOUND. Except as specifically provided otherwise herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

        SECTION 19.A.5 CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

        SECTION 19.A.6 SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

        SECTION 19.A.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

        SECTION 19.A.8 ADDITIONAL DOCUMENTS. Each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes.

        SECTION 19.A.9 SECTIONS, EXHIBITS, AND SCHEDULES. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to Articles and Sections of this Agreement, and all references to exhibits and schedules refer to Exhibits and Schedules attached hereto, each of which is made a part hereof for all purposes.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and in the year first above written.

THE GENERAL PARTNER:                   THE CURRENT LIMITED PARTNERS:

NOCO MANAGEMENT, LTD.                  A/S BONHEUR, a corporation
a limited liability company            formed under the laws of the
formed under the laws of the           Kingdom of Norway
state of Texas



By: /S/ BARRY I. MEADE                 By: /S/ FRIDTHJOV HAAVARDSSON
Printed Name: BARRY I. MEADE           Printed Name: FRIDTHJOV HAAVARDSSON
Title: VICE PRESIDENT                  Title: DIRECTOR
Address:  6814 Northampton Way         Address:  Fred. Olsens Gate 2
          Houston, TX 77055                      Oslo 1, Norway
Telefax No: (713) 681-8841             Telefax No: 47-22-41-17-45



                                       A/S GANGER ROLF, a corporation
                                       formed under the laws of the
                                       Kingdom of Norway


                                       By: /S/ FRIDTHJOV HAAVARDSSON
                                       Printed Name: FRIDTHJOV HAAVARDSON
                                       Title: DIRECTOR
                                       Address:   Fred. Olsens Gate 2
                                                  Oslo 1, Norway
                                       Telefax No: 47-22-41-17-45

                                       BREDFORD OIL & GAS L.P., a
                                       Texas limited partnership
                                       formed under the laws of the
                                       state of Texas, U.S.A.

                                       By: BREDFORD CO., INC., a Liberian
                                       corporation which is its sole
                                       general partner


                                       By: /S/ BARRY I. MEADE
                                       Printed Name: BARRY I. MEADE
                                       Title: PRESIDENT
                                       Address:    6814 Northampton Way
                                                   Houston, TX 77055
                                       Telefax No: (713) 681-8841


                                       FOUR SEASONS VENTURE CAPITAL AB,
                                       a corporation formed under the laws
                                       of the Kingdom of Sweden


                                       By: /S/ LARS OLOF GUSTAVSSON
                                       Printed Name: LARS OLOF GUSTAVSSON
                                       Title: CHAIRMAN
                                       Address:   Sveavagen
                                                  S-111 57 Stockholm, Sweden
                                       Telefax No: 468-21-69-95


                                       FOUR SEASONS VENTURE A/S, a
                                       corporation formed under the laws
                                       of the Kingdom of Norway


                                       By: /S/ BIRGER NERGAARD
                                       Printed Name: BIRGER NERGAARD
                                       Title: MANAGAING DIRECTOR
                                       Address:   Vika Atrium
                                                  Munkedamsveien 45
                                                  0250 Oslo 2, Norway
                                       Telefax No: 47-22-83-85-18

                                       FRED. OLSEN LIMITED, a corporation
                                       formed under the laws of the United
                                       Kingdom


                                       By: /S/ ROBERT LEGGET
                                       Printed Name: ROBERT LEGGET
                                       Title:
                                       Address:   65 Vincent Square
                                                  London SW1P 2RX England
                                       Telefax No: 44-71-931-0616



                                       LOKI A/S, a corporation formed under
                                       the laws of the Kingdom of Norway


                                       By: /S/ ERIK JEBSEN
                                       Printed Name: ERIK JEBSEN
                                       Title: PRESIDENT
                                       Address:   Klingenberggt 7
                                                  Oslo 1, Norway
                                       Telefax No: 47-22-83-80-90

                                       MARELAN INVEST A/S, a corporation
                                       formed under the laws of the Kingdom
                                       of Norway


                                       By: /S/ ERIK JEBSEN
                                       Printed Name: ERIK JEBSEN
                                       Title: CHAIRMAN
                                       Address:    Klingenberggt 7
                                                   Oslo 1, Norway
                                       Telefax No: 47-22-83-80-90



                                       NEW ERA DEVELOPMENT
                                       CORPORATION, a corporation
                                       formed under the laws of Bermuda


                                       By: /S/ ERLING S. LORENTZEN
                                       Printed Name: ERLING S. LORENTZEN
                                       Title: DIRECTOR
                                       Address:    333 Visconde De Albuequerque
                                                       Leblon
                                                   Rio de Janeiro, Brazil
                                       Telefax No:5521-294-8842


                                       THE PREFERRED LIMITED PARTNERS:

                                       A/S BORGA, a corporation formed under
                                       the laws of the Kingdom of Norway



                                       By: /S/FRIDTHJOV HAAVARDSSON
                                       Printed Name: FRIDTHJOV HAAVARDSSON
                                       Title: DIRECTOR
                                       Address:  Fred. Olsens Gate 2
                                                 Oslo 1, Norway
                                       Telefax No: 47-22-41-17-45

                                       A/S BORGA II, a corporation formed
                                       under the laws of the Kingdom of Norway


                                       By: /S/ FRIDTHJOV HAAVARDSSON
                                       Printed Name: FRIDTHJOV HAAVARDSSON
                                       Title:
                                       Address:  Fred. Olsens Gate 2
                                                 Oslo 1, Norway
                                       Telefax No: 47-22-41-17-45


                                       FRED. OLSEN FINANCE LIMITED, a
                                       corporation formed under the laws of
                                       the United Kingdom


                                       By: /S/ ROBERT LEGGET
                                       Printed Name: ROBERT LEGGET
                                       Title:
                                       Address:  White House Road
                                                 Ipswitch IP1 5LL
                                                 Suffolk, England
                                       Telefax No: 444-73-29-22-12

                                   EXHIBIT "A"

                            CURRENT LIMITED PARTNERS


A/S BONHEUR, a corporation
formed under the laws of the
Kingdom of Norway

A/S GANGER ROLF, a corporation
formed under the laws of the
Kingdom of Norway

BREDFORD OIL & GAS L.P., a Texas
limited partnership formed under the
laws of the state of Texas, U.S.A.

FOUR SEASONS VENTURE CAPITAL AB, a
corporation formed under the laws of the Kingdom of Sweden

FOUR SEASONS VENTURE A/S, a
corporation formed under the laws of the Kingdom of Norway

FRED. OLSEN LIMITED, a corporation formed under the laws of the United Kingdom

LOKI A/S, a corporation formed under
the laws of the Kingdom of Norway

MARELAN INVEST A/S, a corporation
formed under the laws of the Kingdom
of Norway

NEW ERA DEVELOPMENT CORPORATION,
a corporation formed under the laws
of Bermuda

                                   EXHIBIT "B"

                         THE PREFERRED LIMITED PARTNERS


A/S BORGA, a corporation formed under
the laws of the Kingdom of Norway

A/S BORGA II, a corporation formed
under the laws of the Kingdom of Norway

FRED. OLSEN FINANCE LIMITED, a
corporation formed under the laws of
the United Kingdom

                                   EXHIBIT "C"


                     INDEBTEDNESS OF NOCO ENTERPRISES, L.P.
                        TO THE PREFERRED LIMITED PARTNERS


A/S BORGA                                                 $7,030,871.40

A/S BORGA II                                              $7,030,871.40

FRED. OLSEN FINANCE LIMITED                               $3,560,588.63

                                   EXHIBIT "D"


NAME OF LIMITED PARTNERS               PRE-CONVERSION SHARING RATIOS

A/S BONHEUR                                      13.4520%

A/S GANGER ROLF                                  13.4520%

BREDFORD OIL & GAS L.P.                           7.8185%

FOUR SEASONS VENTURE CAPITAL AB                   3.4295%

FOUR SEASONS VENTURE A/S                          6.0610%

FRED. OLSEN LIMITED                               8.0465%

LOKI A/S                                          5.3675%

MARELAN INVEST A/S                                5.3675%

NEW ERA DEVELOPMENT CORPORATION                  13.0055%

A/S BORGA                                         2.0000%

A/S BORGA II                                      2.0000%

FRED. OLSEN FINANCE LIMITED                       1.0000%

NOCO MANAGEMENT, LTD                             19.0000%